Exhibit 10.28

TERM NOTE
(Actual Balance Interest Accrual Method)
New York

This Note represents a $500,000.00 portion of the current outstanding balance under a Non-Revolving Line of Credit Note in the original amount of $4,251,921.13 executed and delivered by Emerging Vision, Inc. to Manufacturers and Traders Trust Company dated as of March 31, 2010, which $500,000.00 sum is being hereby converted to this term loan pursuant to the terms hereof.

As of March 31, 2011 $500,000.00

BORROWER (Name):  EMERGING VISION, INC.
(Organizational Structure): Corporation
(State Law organized under): New York
(Address of residence/chief executive office):  520 Eighth Avenue, 23rd Floor, New York, New York 10018

BANK:	MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation with its banking offices at One M&T Plaza, Buffalo, NY 14203. Attention: Office of the General Counsel.

Promise to Pay.  For value received, intending to be legally bound, Borrower promises to pay to the order of the Bank, on the dates set forth below, the principal sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Principal Amount”) plus interest as agreed below, all payments required by the Bank to fund any escrow accounts for the payment of taxes, insurance and/or other charges (collectively, “Escrow”), and all fees and costs (including without limitation attorneys’ fees and disbursements whether for internal or outside counsel) the Bank incurs in order to collect any amount due under this Note, to negotiate or document a workout or restructuring, or to preserve its rights or realize upon any guaranty or other security for the payment of this Note (“Expenses”).

Interest.  The unpaid Principal Amount of this Note shall earn interest calculated on the basis of a 360-day year for the actual number of days of each year (365 or 366), from and including the date the proceeds of this Note are disbursed to, but not including, the date all amounts hereunder are paid in full, at a rate per year which shall be:

☒
variable based on the greater of (a) 3.50 percentage (3.5%) points above  ☒one-month  ☐three-month  LIBOR with an effective Interest Period of equal duration, or (b) 4.50% (the “Interest Rate Floor”).  (Check only ONE box.  If no clear selection is made, One-Month LIBOR shall apply.)  See attached LIBOR Rate Rider, the terms of which are incorporated herein by reference, for definitions and additional provisions.

If no rate is specified above, interest shall accrue at the Maximum Legal Rate (defined below).

Maximum Legal Rate.  It is the intent of the Bank and Borrower that in no event shall interest be payable at a rate in excess of the maximum rate permitted by applicable law (the “Maximum Legal Rate”).  Solely to the extent necessary to prevent interest under this Note from exceeding the Maximum Legal Rate, Borrower agrees that any amount that would be treated as excessive under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically canceled, and, if received by the Bank, shall be refunded to Borrower, without interest.

Default Rate.  If an Event of Default (defined below) occurs, the interest rate on the unpaid Principal Amount shall immediately be automatically increased to five (5) percentage points per year above the otherwise applicable rate per year, and any judgment entered hereon or otherwise in connection with any suit to collect amounts due hereunder shall bear interest at such default rate.

Payments.  Payments shall be made in immediately available United States funds at any banking office of the Bank.

Preauthorized Transfers from Deposit Account.  If a deposit account number is provided in the following blank, Borrower hereby authorizes the Bank to debit Borrower’s deposit account #___________________ with the Bank automatically for any amount which becomes due under this Note.

Interest Accrual; Application of Payments.  Interest will continue to accrue on the actual principal balance outstanding until the Principal Amount is paid in full.  All installment payments (excluding voluntary prepayments of principal) will be applied as of the date each payment is received and processed.  Payments may be applied in any order in the sole discretion of the Bank, but, prior to an Event of Default, may be applied chronologically (i.e., oldest invoice first) to unpaid amounts due and owing, in the following order: first to accrued interest, then to principal, then to Escrow, then to late charges and other fees, and then to all other Expenses.

“Payment Due Date” shall mean the first (1st) day of the applicable calendar month.  If there is no numerically corresponding calendar day in a particular month, the Payment Due Date shall be the last calendar day of such month); provided, however, to the extent, if at all, that a LIBOR-based interest rate is applicable, if in any applicable month the day identified above is not a Joint Business Day, the Payment Due Date shall be extended to the next succeeding Joint Business Day unless such next succeeding Joint Business Day would fall in the next calendar month, in which case such Payment Due Date shall be the immediately preceding Joint Business Day, so as to, in all instances, coincide with the end of the applicable Interest Period.  See attached LIBOR Rate Rider, the terms of which are incorporated herein by reference, for definitions and additional provisions.

The “First Installment Payment Date” shall be the Payment Due Date in the month of May, 2011.

The “Maturity Date” of this Note is the Payment Due Date in the month of April 30, 2012.

Repayment Terms.

Borrower shall pay to the Bank the Principal Amount and interest owing pursuant to this Note in installments as follows:

(i)
One (1) payment of interest only (“Interim Interest”) due and payable on the date of this Note in an amount equal to the interest that is scheduled to accrue from the date of this Note to (but not including) the next succeeding Payment Due Date, unless the date of this Note is a Payment Due Date, in which case no Interim Interest shall be collected on the date of this Note; and

(ii)
Eleven (11) consecutive level monthly installments of principal each in the amount of $41,666.67 plus interest, due and payable on the First Installment Payment Date and each Payment Due Date thereafter, and

(iii)
ONE (1) FINAL INSTALLMENT, due and payable on the Maturity Date, in an amount equal to the outstanding Principal Amount, together with all other amounts outstanding hereunder, including, without limitation, accrued interest, costs and expenses.

The amortization period for this loan is one (1) year, meaning that this is the approximate number of years that would be needed to repay the Principal Amount in full, based on the installment amount and payment frequency stated above.  The amortization period may be longer than the term of this loan and shall not compromise the enforceability of the Maturity Date.  To the extent, if at all, that (i) the repayment terms of this Note contemplate level installments of principal and interest during any period in which the applicable interest rate is a variable rate (“Variable Rate P&I Period”), and (ii) during any such Variable Rate Interest Period, the applicable interest rate changes in accordance with the terms of this Note, the Bank may, but shall be under no obligation to, recalculate and adjust at any time the installment amount due and payable to the Bank, so as to appropriately reamortize the unpaid Principal Amount, as of the date of such adjustment through the Maturity Date (or such other date as may be provided for herein).  Borrower understands that non-adjustment of the installment amount as described herein could result in a greater portion of the unadjusted installment amount being applied to interest due, leaving less available to reduce the Principal Amount balance, resulting in a higher than expected Principal Amount balance due and payable to the Bank on the Maturity Date.  Absent manifest error, the Bank’s determination of any amount due in connection herewith shall be conclusive.

Late Charge.  If Borrower fails to pay, within five (5) days of its due date, any amount due and owing pursuant to this Note or any other agreement executed and delivered to the Bank in connection with this Note, including, without limitation, any Escrow payment due and owing, Borrower shall immediately pay to the Bank a late charge equal to the greatest of (a) $50.00, (b) five percent (5%) of the delinquent amount or (c) the Bank’s then current late charge as announced from time to time.  Notwithstanding the above, if this Note is secured by a one- to six-family owner-occupied residence, the late charge shall equal 2% of the delinquent amount and shall be payable if payment is not received within fifteen days of its due date.

Prepayment Premium.  During the term of this Note, Borrower shall have the option of paying the unpaid Principal Amount to the Bank in advance of the Maturity Date, in whole or in part, at any time and from time to time upon written notice received by the Bank at least three (3) days prior to making such payment.  Any partial prepayment of principal shall be posted as of the date received and applied in inverse order of maturity. With any prepayment in full of the Principal Amount balance, Borrower shall also pay to the Bank all accrued interest and Expenses owing pursuant to this Note.  In the event the Maturity Date of this Note is accelerated following an Event of Default, any tender of payment of the amount necessary to satisfy the entire indebtedness made after such Event of Default shall be expressly deemed a voluntary prepayment.  In such a case, to the extent permitted by law, the Bank shall be entitled to the amount necessary to satisfy the entire indebtedness, plus any appropriate prepayment premium calculated in accordance with the terms of this Note.

Representations, Warranties and Covenants.  Borrower represents and warrants to and agrees and covenants with the Bank that now and until this Note is paid in full:

a)      Business Purpose.  The Loan proceeds shall be used only for a business purpose and not for any personal, family or household purpose.

b)      Good Standing; Authority.  Borrower is an entity or sole proprietor (i) duly organized and existing and in good standing under the laws of the jurisdiction in which it was formed, (ii) duly qualified, in good standing and authorized to do business in every jurisdiction in which failure to be so qualified might have a material adverse effect on its business or assets and (iii) has the power and authority to own each of its assets and to use them as contemplated now or in the future.

c)      Legality.  The execution, issuance, delivery to the Bank and performance by Borrower of this Note (i) are in furtherance of Borrower’s purposes and within its power and authority; (ii) do not (A) violate any statute, regulation or other law or any judgment, order or award of any court, agency or other governmental authority or of any arbitrator or (B) violate Borrower’s certificate of incorporation or other governing instrument, constitute a default under any agreement binding on Borrower, or result in a lien or encumbrance on any assets of Borrower; and (iii) have been duly authorized by all necessary corporate or partnership action.

d)      Compliance.  The Borrower conducts its business and operations and the ownership of its assets in compliance with each applicable statute, regulation and other law, including without limitation environmental laws.  All approvals, including without limitation authorizations, permits, consents, franchises, licenses, registrations, filings, declarations, reports and notices (the “Approvals”) necessary to the conduct of Borrower’s business and for Borrower’s due issuance of this Note have been duly obtained and are in full force and effect.  The Borrower is in compliance with all conditions of each Approval.

e)      Financial and Other Information.  For each year until this Note is paid in full, Borrower shall provide to the Bank in form and number of copies and by accountants satisfactory to the Bank the financial documentation required hereinbelow, each in reasonable detail and certified by an officer or member of Borrower to have been prepared in accordance with generally accepted accounting principles to present fairly the results of Borrower’s operations and cash flows and its financial position in conformity with such principles, and to be correct, complete and in accordance with Borrower’s records.  Promptly upon the request of the Bank from time to time, Borrower shall supply all additional information requested and permit the Bank’s officers, employees, accountants, attorneys and other agents to (i) visit and inspect each of Borrower’s premises, (ii) examine, audit, copy and extract from Borrower’s records and (iii) discuss Borrower’s or its affiliates’ business, operations, assets, affairs or condition (financial or other) with its responsible officers and independent accountants.

f)      Accounting; Tax Returns and Payment of Claims.  Borrower will maintain a system of accounting and reserves in accordance with generally accepted accounting principles, has filed and will file each tax return required of it and, except as disclosed in an attached schedule, has paid and will pay when due each tax, assessment, fee, charge, fine and penalty imposed by any taxing authority upon Borrower or any of its assets, income or franchises, as well as all amounts owed to mechanics, materialmen, landlords, suppliers and the like in the ordinary course of business.

g)      Title to Assets; Insurance.  Borrower has good and marketable title to each of its assets free of security interests and mortgages and other liens except as disclosed in its financial statements or on a schedule attached to this Note or pursuant to the Bank’s prior written consent.  Borrower will maintain its property in good repair and will maintain and on request provide the Bank with evidence of insurance coverage satisfactory to the Bank including without limitation fire and hazard, liability, worker’s compensation and business interruption insurance and flood hazard insurance as required.

h)      Judgments and Litigation.  Except as have been previously disclosed to the Bank, there is no pending or threatened claim, audit, investigation, action or other legal proceeding or judgment, order or award of any court, agency or other governmental authority or arbitrator (each an “Action”) which involves Borrower or its assets and might have a material adverse effect upon Borrower or threaten the validity of this Note or any related document or transaction.  Borrower will immediately notify the Bank in writing upon acquiring knowledge of any such Action. In addition, Borrower agrees to provide regular and timely updates to the Bank with respect to the status of such previously disclosed litigation.

i)      Notice of Change of Address and of Default.  Borrower will immediately notify the Bank in writing (i) of any change in its address or of the location of any collateral securing this Note, (ii) of the occurrence of any Event of Default defined below, (iii) of any material change in Borrower’s ownership or management and (iv) of any material adverse change in Borrower’s ability to repay this Note.

j)      No Transfer of Assets.  Until this Note is paid in full, Borrower shall not without the prior written consent of the Bank (i) sell or otherwise dispose of substantially all of its assets, (ii) acquire substantially all of the assets of another entity, (iii) if it is a corporation, participate in any merger, consolidation or other absorption or (iv) agree to do any of these things.

k.      2010 Annual Review.  2010 Annual Review is contingent upon receipt of the Borrower’s finalized FYE 12/31/10 audited financial statements evidencing no material adverse changes or modifications.

Events of Default.  The following constitute an event of default (“Event of Default”): (i) Failure to pay any amount required by this Note on its respective due date or any other obligation owed to the Bank by Borrower or any Guarantor within ten (10) days of default, or, if applicable, failure to have sufficient funds in its account for loan payments to be debited on the due date within ten (10) days after said default; (ii) Failure to perform or keep or abide by any term, covenant or condition contained in this Note, any Guaranty or any other document or instrument given to the Bank in connection with this loan within thirty (30) days after written notice of said default; (iii) The filing of a bankruptcy proceeding, assignment for the benefit of creditors, issuance of any execution, garnishment, or levy against, or the commencement of any proceeding for relief from indebtedness by or against the Borrower or any Guarantor (provided, however, that in the event of an involuntary filing, the Debtor shall have a period of sixty (60) days to obtain a dismissal of same); (iv) The happening of any event which, in the reasonable judgment of the Bank, materially adversely affects the Borrower's ability to repay, the financial condition of the Guarantor(s), or the value of any collateral; (v) If any written material representation or statement made to the Bank by the Borrower or Guarantor(s) is untrue when made; any representation or warranty made in this Note, any related document, any agreement between Borrower and the Bank or any Affiliate or in any financial statement of Borrower proves to have been misleading in any material respect when made; Borrower omits to state a material fact necessary to make the statements made in this Note, any related document, any agreement between Borrower and the Bank or any Affiliate or any financial statement of Borrower not misleading in light of the circumstances in which they were made; or, if upon the date of execution of this Note, there shall have been any material adverse change in any of the facts disclosed in any financial statement, representation or warranty that was not disclosed in writing to the Bank at or prior to the time of execution hereof; (vi) The occurrence of a default under the Security Agreement, any Guaranty, or any other document or instrument given to the Bank in connection with this loan which is not cured within thirty (30) days after written notice of such default; (vii) Dissolution of Borrower or Guarantor; (viii) Failure to provide the Bank with any financial information on reasonable request and notice or permit an examination of books and records; failure to provide the Bank with any required financial documentation or failure to comply with the financial reporting requirements or Financial Covenants required under the Note; (vix) In the event that more than fifty percent (50%) of the shares of stock of the Borrower are sold or in any way transferred without the prior written consent of the Bank; (x) Failure by Borrower to maintain its entire banking relationship including deposit/operating accounts with the Bank; (xi) Failure of Borrower to deliver a continuing absolute guaranty of its obligations to the Bank from any future wholly owned subsidiary of Borrower with thirty (30) days of acquisition of such subsidiary; (xii) Failure of Borrower to give notice to the Bank on a timely basis of any Event of Default under a Franchisee Note; (xiii) Failure by Borrower to pay when due (whether at the stated maturity, by acceleration or otherwise) any indebtedness for borrowed money owing to the Bank (other than under this Note); (xiv) Other than Seller Note, failure by Borrower to pay when due (whether at the stated maturity, by acceleration or otherwise) any indebtedness for borrowed money owing to any third party or any Affiliate, the occurrence of any event which could result in acceleration of payment of any such indebtedness, or the failure to perform any agreement with any third party or Affiliate and such non-payment is not cured within thirty (30) days after Borrower’s receipt of notice of same from such third party; (xv) The entry of any judgment or order of any court, other governmental authority or arbitrator against Borrower in excess of $100,000.00; (xvi) Failure to use the net proceeds from the sale of any assets or companies to reduce Borrower’s indebtedness under this Loan and/or any Line of Credit loan note outstanding in the event the net proceeds equal $100,000.00 or more; (xvii) The occurrence of any event described in sub-paragraph (i) through and including (xvi) hereof with respect to any guarantor or any other party liable for, or whose assets or any interest therein secures, payment of any of the amounts due under this Note (“Guarantor”); (xvii) Borrower fails to supply new or additional collateral within ten (10) days of request by the Bank; (xviii) The Bank in good faith deems itself insecure with respect to payment or performance under this Note; or (xiv) In the event the FYE 12/31/10 audited financials required to be delivered to the Bank show any material adverse change.

Rights and Remedies Upon Default.  Upon the occurrence of any Event of Default, the Bank without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon the Borrower or any other person (all and each of which demands, presentments, protests, advertisements and notices are hereby waived), may exercise all rights and remedies under the Borrower’s agreements with the Bank or its Affiliates, applicable law, in equity or otherwise and may declare all or any part of any amounts due hereunder not payable on demand to be immediately due and payable without demand or notice of any kind and terminate any obligation it may have to grant any additional loan, credit or other financial accommodation to the Borrower.  All or any part of any amounts due hereunder whether or not payable on demand, shall be immediately due and payable automatically upon the occurrence of an Event of Default in sub-paragraph (ix) above, or at the Bank’s option, upon the occurrence of any other Event of Default.  The provisions hereof are not intended in any way to affect any rights of the Bank with respect to any amounts due hereunder which may now or hereafter be payable on demand.

Right of Setoff.  The Bank shall have the right to set off against the amounts owing under this Note any property held in a deposit or other account with the Bank or any Affiliates or otherwise owing by the Bank or any Affiliates in any capacity to Borrower or any Guarantor or endorser of this Note.  Such setoff shall be deemed to have been exercised immediately at the time the Bank or such Affiliate elects to do so.

Financial Reporting Requirements.  During the term hereof, the Borrower shall deliver to the Bank the following, all of which must be in form and substance satisfactory to the Bank in all respects:

(a)	Annual audited signed consolidated Financial Statements prepared by a Certified Public Accountant (“CPA”) acceptable to the Bank, within ninety (90) days after the end of each fiscal year;

(b)	Quarterly signed management prepared Financial Statements and, if required by law, Quarterly 10-Q Statement within sixty (60) days of each quarter end;

(c)           Quarterly, a Covenant Compliance Certificate in form and substance satisfactory to the Lender together with the quarterly Financial Statements and 10-Q Statements required hereinabove;

(d)           Semi-annual Accounts Receivable and Franchisee Notes Receivable Aging Reports of the Borrower within sixty (60) days of each semi-annual period end;

(e)           Annual Asset Based audit conducted by the Bank at the Borrower’s expense;

(f)           Within a reasonable time after a written request therefor, such other financial data or information as the Bank may reasonably request from time to time.  Failure to comply with the financial reporting requirements herein shall constitute an Event of Default hereunder.

Financial Covenants. Borrower agrees that the following financial covenants (“Financial Covenants”) are covenants upon which the Bank relies in the extension of the Loan which Financial Covenants must be evidenced by the financial statements of the Borrower as required above, and that any violation or default under same shall constitute an event of default under the terms of this Note:

(1)	Minimum total Net Worth as follows, to be tested quarterly and annually:

Quarterly Test:  Net Worth at quarter end to be no less than the Net Worth calculated at the prior quarter end.  This covenant shall be tested on a quarterly basis;

Annual Test:  At 12/31/11 - $1,000,000 minimum increase in Net Worth over the 12/31/2010 FYE Net Worth level.

(2)	Minimum EBITDA as follows, to be tested on a quarterly (based on quarterly 3 months) and annual basis:

At Quarter ended 6/30/11 - $550,000.00.
                 At Quarter ended 9/30/11 - $500,000.00.
At Quarter ended 12/31/11 - $300,000.00.

Annual 12 months – tested 12/31/11 - $2,000,000.00.

(3)	No Net Loss, to be tested quarterly.

Cross Default/Cross Collateralized.  This Loan is cross-defaulted to and cross-collateralized by any and all loans made by the Bank to the Borrower and to any extensions, modifications and/or restatements thereof.

Sale of Assets.  Borrower agrees that it shall use the net proceeds from the sale of any of its assets or companies to reduce the Bank indebtedness, including the outstanding balance hereunder and the balance under any term loan note or line of credit note outstanding.

Miscellaneous.  This Note, together with any related loan and collateral agreements and guaranties, contains the entire agreement between the Bank and Borrower with respect to the Note, and supersedes every course of dealing, other conduct, oral agreement and representation previously made by the Bank. All rights and remedies of the Bank under applicable law and this Note or amendment of any provision of this Note are cumulative and not exclusive.  No single, partial or delayed exercise by the Bank of any right or remedy shall preclude the subsequent exercise by the Bank at any time of any right or remedy of the Bank without notice.  No waiver or amendment of any provision of this Note shall be effective unless made specifically in writing by the Bank.  No course of dealing or other conduct, no oral agreement or representation made by the Bank, and no usage of trade, shall operate as a waiver of any right or remedy of the Bank.  No waiver of any right or remedy of the Bank shall be effective unless made specifically in writing by the Bank.  Borrower agrees that in any legal proceeding, a copy of this Note kept in the Bank’s course of business may be admitted into evidence as an original.  This Note is a binding obligation enforceable against Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns.  If a court deems any provision of this Note invalid, the remainder of the Note shall remain in effect.  Section headings are for convenience only.  Singular number includes plural and neuter gender includes masculine and feminine as appropriate.

Notices.  Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to Borrower (at its address on the Bank’s records) or to the Bank (at the address on page one and separately to the Bank officer responsible for Borrower’s relationship with the Bank).  Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., Federal Express).  Notice by e-mail is not valid notice under this or any other agreement between Borrower and the Bank.

Joint and Several.  If there is more than one Borrower, each of them shall be jointly and severally liable for all amounts and obligations that become due under this Note and the term “Borrower” shall include each as well as all of them.

Governing Law; Jurisdiction.  This Note has been delivered to and accepted by the Bank and will be deemed to be made in the State of New York.  Except as otherwise provided under federal law, this Note will be interpreted in accordance with the laws of the State of New York excluding its conflict of laws rules. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK STATE IN A COUNTY OR JUDICIAL DISTRICT WHERE THE BANK MAINTAINS A BRANCH AND CONSENTS THAT THE BANK MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT BORROWER’S ADDRESS SET FORTH ABOVE FOR PROVIDING NOTICE OR DEMAND; PROVIDED THAT NOTHING CONTAINED IN THIS NOTE WILL PREVENT THE BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION.  Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and Borrower.  Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

Waiver of Jury Trial.  BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY BORROWER AND THE BANK MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS NOTE OR THE TRANSACTIONS RELATED HERETO.  BORROWER REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER.  BORROWER ACKNOWLEDGES THAT THE BANK HAS BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

☐           Amended and Restated Note.  The Borrower acknowledges, agrees and understands that this Note is given in replacement of and in substitution for, but not in payment of, a prior note dated on or about ____________, ____, in the original principal amount of $__________, given by Borrower in favor of the Bank (or its predecessor-in-interest), as the same may have been amended or modified from time to time (“Prior Note”), and further, that: (a) the obligations of the Borrower as evidenced by the Prior Note shall continue in full force and effect, as amended and restated by this Note, all of such obligations being hereby ratified and confirmed by the Borrower; (b) any and all liens, pledges, assignments and security interests securing the Borrower's obligations under the Prior Note shall continue in full force and effect, are hereby ratified and confirmed by the Borrower, and are hereby acknowledged by the Borrower to secure, among other things, all of the Borrower's obligations to the Bank under this Note, with the same priority, operation and effect as that relating to the obligations under the Prior Note; and (c) nothing herein contained shall be construed to extinguish, release, or discharge, or constitute, create, or effect a novation of, or an agreement to extinguish, the obligations of the Borrower with respect to the indebtedness originally described in the Prior Note or any of the liens, pledges, assignments and security interests securing such obligations.

Guarantors:  All obligations of the Borrower to the Bank have been absolutely and unconditionally, jointly and severally, guaranteed by Combine Buying Group, Inc. (“Combine”), OG Acquisition, Inc. (“OG”), VisionCare of California (d/b/a Sterling VisionCare) (“VisionCare”), 1725758 Ontario Inc. (d/b/a The Optical Group) (“TOG”), and all other existing and future wholly owned subsidiaries of the Borrower (collectively the “Guarantors”) as evidenced by a Continuing Guaranty of all liabilities of the Borrower (the “Guaranty”) executed and delivered to the Bank by the Guarantors (i) with respect to Combine, OG and TOG, as of August 7, 2007, and (ii) with respect to VisionCare and all other subsidiaries, as of March 31, 2010.

Collateral:  Among other things, the Bank has a first perfected security interest in all non-realty assets of the BORROWER, of OG, and of VisionCare, each a wholly owned subsidiary of Borrower, and of TOG, an entity previously purchased by OG (collectively all of the foregoing being the "Collateral") pursuant, in part, to the general security agreements (collectively, the "Security Agreement") previously evidenced and delivered to the Bank and reaffirmed in connection herewith.  It is also understood and agreed that upon satisfaction by COMBINE BUYING GROUP, INC., a wholly owned subsidiary of Borrower, of its obligations under a note or notes payable to the prior Owner/Seller of the company (“Seller Note(s)”), the Bank will promptly obtain a perfected first lien security interest in all assets of Combine.

Acknowledgment.  Borrower acknowledges that it has read and understands all the provisions of this Note, including the provisions relating to Governing Law, Jurisdiction and Waiver of Jury Trial, and has been advised by counsel as necessary or appropriate.

EMERGING VISION, INC.
BORROWER

By:/s/Glenn Spina
   Glenn Spina, Its President & Chief Executive Officer
/s/Brian Alessi
Signature of Witness

Brian Alessi
Printed/Typed Name of Witness

LIBOR RATE RIDER
(For Actual Balance Promissory Notes)

Borrower: EMERGING VISION, INC.

Promissory Note Original Principal Amount: $500,000.00

Promissory Note Date: As of March 31, 2011

DEFINITIONS.   The above-referenced Promissory Note is referred to herein as the “Note”.  As used in the Note and this Rider, each capitalized term shall have the meaning specified in the Note, and the following terms shall have the indicated meanings:

a.	“Base Rate” shall mean one (1) percentage point(s) above the rate of interest announced by the Bank each day as its prime rate of interest (“Prime Rate”) subject to the Interest Rate Floor.
b.
“Interest Period” shall mean, as used in connection with a non-daily adjusting LIBOR Rate, the period commencing on the date of this Note or any Rate Adjustment Date (as the case may be) and ending on, as applicable, the next succeeding Payment Due Date or the Payment Due Date of the calendar month that is one (1) or three (3) months thereafter (as applicable in accordance with the LIBOR Rate in effect); provided, however, that if an Interest Period would end on a day that is not a Joint Business Day, such Interest Period shall be extended to the next succeeding Joint Business Day unless such next succeeding Joint Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Joint Business Day.  To the extent that the preceding clause results in either the extension or shortening of an Interest Period, the Bank shall have the right (but not the obligation) to shorten or extend, respectively, the succeeding Interest Period so that it shall end on a day that numerically corresponds to the intended Payment Due Date indicated in the Note.

c.	“Joint Business Day” shall mean a day that is both a New York Business Day and a London Business Day.
d.
“LIBOR” shall mean the rate per annum (rounded upward, if necessary, to the nearest 1/16th of 1%) obtained by dividing (i) either the one-day (i.e., overnight), one-month or three-month interest period London Interbank Offered Rate (as applicable in accordance with the LIBOR Rate in effect), fixed by the British Bankers Association for United States dollar deposits in the London interbank market at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) as determined by the Bank from any broker, quoting service or commonly available source utilized by the Bank, by (ii) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR-based loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States’ office of a bank to United States residents) on such date to any member bank of the Federal Reserve System.  Notwithstanding any provision above, the practice of rounding to determine LIBOR may be discontinued at any time in the Bank’s sole discretion.

e.	“LIBOR Rate” shall mean the applicable LIBOR-based interest rate in effect from time to time, as provided for in the Note and this Rider.
f.	“London Business Day” shall mean any day on which dealings in United States dollar deposits are carried on by banking institutions in the London interbank market.
g.
“New York Business Day” shall mean any day other than Saturday, Sunday or other day in which commercial banking institutions in New York, New York are authorized or required by law or other governmental action to remain closed for business.

h.	“One-Month LIBOR” shall mean LIBOR as fixed for a one-month interest period.
i.	“Rate Adjustment Date” shall mean the effective date of a change in the applicable LIBOR Rate, as follows:
i.	For a daily-adjusting LIBOR Rate, the Rate Adjustment Date shall be each London Business Day.
ii.
For a monthly-adjusting LIBOR Rate (i.e., having an Interest Period of one (1) month), the Rate Adjustment Date shall be, in each month, the calendar day of that month that corresponds with the Payment Due Date in such month (as may be adjusted pursuant to the definition of “Payment Due Date” in the Note).

iii.
For a quarterly-adjusting LIBOR Rate (i.e., having an Interest Period of three (3) months), the Rate Adjustment Date shall be, initially, the Payment Due Date that is three (3) months after the first day such LIBOR Rate is in effect (“Effective Date”), and thereafter, the Payment Due Date that is three (3) months after each prior Rate Adjustment Date, respectively; provided, however, that if the Effective Date is not a Payment Due Date, the first Rate Adjustment Date shall be the next succeeding Payment Due Date, after which a new three-month Interest Period shall begin with quarterly Rate Adjustment Dates thereafter, as provided above.

ADDITIONAL PROVISIONS:

Interest Rate Determinations and Adjustments.

•
To the extent a daily-adjusting LIBOR Rate is in effect, the LIBOR Rate shall be determined using the One-Month LIBOR in effect on the date of the Note (or if such day is not a London Business Day, on the immediately preceding London Business Day), and shall be adjusted thereafter on each subsequent Rate Adjustment Date using the One-Month LIBOR in effect on each respective Rate Adjustment Date.

•
To the extent a monthly-adjusting  LIBOR Rate (i.e., a LIBOR Rate adjusting each month) or a quarterly-adjusting LIBOR Rate (i.e., a LIBOR Rate adjusting every three (3) months) is in effect, the initial LIBOR Rate shall be determined using the applicable LIBOR in effect two (2) London Business Days prior to the date of the Note (or two (2) London Business Days prior to the Amortization Commencement Date, as applicable), and shall be adjusted thereafter on each subsequent Rate Adjustment Date using the applicable LIBOR in effect (2) London Business Days prior to each Rate Adjustment Date, respectively.

Prepayment; Breakage Fee.  Subject to the following, during the term of this Note, Borrower shall have the option of paying the Principal Amount to the Bank in advance of the Maturity Date, in whole or in part, at any time and from time to time upon written notice received by the Bank at least three (3) days prior to making such payment; provided, however, that if (i) Borrower prepays, in whole or in part, any Principal Amount, when a LIBOR Rate is in effect (other than on a Rate Adjustment Date), or (ii) the LIBOR Rate  is converted to the Base Rate on any day other than a Rate Adjustment Date, then Borrower shall be liable for and shall pay the Bank, on demand, the higher of $250.00 or the actual amount of the liabilities, expenses, costs or funding losses that are a direct or indirect result of such prepayment or other condition described above, whether such liability, expense, cost or loss is by reason of (a) any reduction in yield, by reason of the liquidation or reemployment of any deposit or other funds acquired by the Bank, (b) the fixing of the interest rate payable on any LIBOR-based loan or (c) otherwise (collectively, the “Breakage Fee”).  The determination by the Bank of the foregoing amount shall, in the absence of manifest error, be conclusive and binding upon Borrower.  The provisions of this paragraph shall not be applicable if the LIBOR Rate in effect at the time of the prepayment has an Interest Period of one day.

Inability to Determine LIBOR Rates, Increased Costs, Illegality.

a)      Increased Costs.  If the Bank shall determine that, due to either (a) the introduction of any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR Rate) in or in the interpretation of any requirement of law or (b) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any loans based on LIBOR, then Borrower shall be liable for, and shall from time to time, upon demand therefor by the Bank, pay to the Bank such additional amounts as are sufficient to compensate the Bank for such increased costs.

b)      Inability to Determine Rates.  If the Bank shall determine that for any reason adequate and reasonable means do not exist for ascertaining LIBOR, the Bank will give notice of such determination to Borrower.  Thereafter, the Bank may not maintain the loan hereunder at the LIBOR Rate until the Bank revokes such notice in writing and, until such revocation, the Bank may convert the applicable interest rate to the Base Rate.

c)      Illegality.  If the Bank shall determine that the introduction of any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a governmental authority or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other governmental authority has asserted that it is unlawful for the Bank to make LIBOR-based loans, then, on notice thereof by the Bank to Borrower, the Bank may suspend the maintaining of the loan hereunder at the LIBOR Rate until the Bank shall have notified Borrower that the circumstances giving rise to such determination shall no longer exist.  If the Bank shall determine that it is unlawful to maintain the loan hereunder based on LIBOR, the Bank may convert the applicable interest rate to the Base Rate.

Conversion To Base Rate Upon Default.  Unless the Bank shall otherwise consent in writing, if (i) Borrower fails to pay when due, in whole or in part, the indebtedness under the Note (whether upon maturity, acceleration or otherwise), or (ii) there exists a condition or event which with the passage of time, the giving of notice or both shall constitute an Event of Default, the Bank, in its sole discretion, may (i) permit the LIBOR Rate to remain in effect until a Rate Adjustment Date, at which time the applicable interest rate shall automatically be converted to the Base Rate, or (ii) convert the LIBOR Rate to the Base Rate at or before a Rate Adjustment Date.  Nothing herein shall be construed to be a waiver by the Bank of the right to have the Principal Amount accrue interest at the Default Rate or the right of the Bank to charge and collect a Breakage Fee.

Repayment Upon Conversion To Base Rate.  If a LIBOR Rate with an Interest Period duration of greater than one day is converted to the Base Rate at a time when the repayment terms under the Note require the Borrower to make principal payments to the Bank, Borrower shall thereafter pay the unpaid Principal Amount in consecutive monthly installments commencing on the first Payment Due Date after the date of such conversion and on the same Payment Due Date thereafter, plus accrued interest in amounts that may vary, until (a) conversion back to the LIBOR Rate (at which time Borrower shall resume the monthly, bi-monthly or quarterly installments in the amount set forth in the Note, or as otherwise agreed to by the Bank and Borrower in writing) or (b) the Maturity Date (at which time Borrower shall pay the Final Installment), with each such installment being equal and in the amount necessary to fully amortize the outstanding Principal Amount of the Note in full by the Maturity Date or such other date agreed to by the Bank and Borrower in writing.  The determination by the Bank of the foregoing amount shall, in the absence of manifest error, be conclusive and binding upon Borrower.

EMERGING VISION, INC.
BORROWER

By:/s/Glenn Spina
   Glenn Spina, Its President & Chief Executive Officer